SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 3, 2013

AMERICAN ELECTRIC POWER COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

1-3525	New York	13-4922640
(Commission File Number)	(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

SOUTHWESTERN ELECTRIC POWER COMPANY
(Exact Name of Registrant as Specified in Its Charter)

1-3146	Delaware	72-0323455
(Commission File Number)	(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1 Riverside Plaza, Columbus, OH	43215
(Address of Principal Executive Offices)	(Zip Code)

614-716-1000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.                      Material Impairments

Reference is made to pages 47-48 of American Electric Power Company’s (AEP) and page 173 of Southwestern Electric Power Company’s (SWEPCo) Form 10-Q for the period ended June 30, 2013 under SWEPCo Rate Matters- Turk Plant and 2012 Texas Base Rate Case for a discussion of SWEPCo’s Turk Plant and its base rate filing with the Public Utility Commission of Texas (PUCT). Previously, the PUCT had imposed a cap on the recovery of jurisdictional capital costs for the Turk Plant of $1.522 billion (the Texas Capital Cost Cap). In a September 2013 open meeting, the PUCT provided new details for how the Texas Capital Cost Cap would be applied. At its open meeting on October 3, 2013, the PUCT approved adoption of its draft order in the 2012 Texas Base Rate Case with certain changes. The PUCT determined that the Texas Capital Cost Cap included SWEPCo’s Allowance for Funds Used During Construction (AFUDC) as a capital cost, and as such, the AFUDC is subject to the Texas Capital Cost Cap. As a result, SWEPCo anticipates recording an impairment charge in the third quarter of 2013 currently estimated to be approximately $110 million (pre-tax). This anticipated impairment would be in addition to the $62 million (pre-tax) that SWEPCo has previously written off because of the Texas Capital Cost Cap, excluding AFUDC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
AMERICAN ELECTRIC POWER COMPANY, INC. SOUTHWESTERN ELECTRIC POWER COMPANY

By: /s/ Thomas G. Berkemeyer
Name: Thomas G. Berkemeyer
Title: Assistant Secretary

October 3, 2013